Exhibit 77(c)

  PILGRIM MUTUAL FUNDS
                                  on behalf of
                          Pilgrim LargeCap Growth Fund
                           Pilgrim MidCap Growth Fund
                          Pilgrim SmallCap Growth Fund
                          Pilgrim Strategic Income Fund
                           Pilgrim High Yield Fund II
                            Pilgrim Money Market Fund
                              Pilgrim Balanced Fund
                            Pilgrim Convertible Fund
                           (collectively the "Funds")

                MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

A Special Meeting of Shareholders of the Pilgrim Mutual Funds ("PMF") was held on August 18, 2000, for the purpose of:

(1)(i) approving a new Investment Management Agreement between PMF, on behalf of the Funds, and ING Pilgrim Investments, LLC ("ING Pilgrim Investments") to reflect the acquisition of ING Pilgrim Investments by ING Groep N.V. ("ING"); and

(1)(ii) approving a Sub-Advisory Agreement between ING Pilgrim Investments, on behalf of Pilgrim Convertible and Pilgrim LargeCap Growth Funds, and
        Nicholas-Applegate Capital Management ("NACM") to reflect the acquisition of ING Pilgrim Investments by ING.